Exhibit 99.1

Investor Contact:
Quintin Lai
Vice President, Investor Relations
(610) 594-3318
Quintin.Lai@westpharma.com
West Announces Third-Quarter 2018 Results
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA, October 25, 2018 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the third-quarter 2018 and reaffirmed net sales and adjusted-diluted EPS guidance for full-year 2018.
Executive Summary

•	Third-quarter 2018 reported net sales of $431.7 million grew 8.4% over the prior-year quarter. At constant currency, organic sales growth was 9.6%.

•
Third-quarter 2018 reported-diluted EPS was $0.73, as compared to $0.67 in the same period last year. Excluding restructuring-related and other charges, third-quarter 2018 adjusted-diluted EPS was $0.76, a 13% increase over the same period last year.

•
The Company reaffirms full-year 2018 net sales and adjusted-diluted EPS guidance. The Company expects full-year 2018 capital spending to be in a new range of between $110 million and $120 million, compared to a prior range of between $120 million and $130 million.

“Adjusted-diluted EPS,” “net sales at constant currency” and “organic sales” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.

Executive Commentary
“We had solid third-quarter 2018 organic sales growth driven by a high-single digit Proprietary Products segment increase and a strong double-digit increase in the Contract-Manufactured Products segment,” said Eric M. Green, President and Chief Executive Officer. “Our high-value product (HVP) portfolio continues to do well, led by strong double-digit sales growth in our Westar® RS and RU, NovaPure® and Crystal Zenith® products.

“I am pleased with the performance of our Global Operations team, which is successfully executing on all of their planned initiatives. The Company continues to raise the bar on industry-leading quality and service targets, and the team is expanding capacity to support long-term demand forecasts by increasing plant utilization within our worldwide network. As a result, we are revising our capital spending guidance to be in a new range of between $110 million and $120 million, down from prior projections of $120 million to $130 million.”

Mr. Green concluded, “We remain on track to achieve our full-year 2018 financial targets. Our markets are stable, and West continues to address the needs of our customers by providing the quality, availability and scientific excellence required to support their regulated injectable and diagnostic products.”

Third-Quarter 2018 Financial Results (comparisons to prior-year period)

Third-quarter 2018 reported net sales of $431.7 million grew 8.4% over the prior-year quarter sales of $398.2 million. At constant currency, organic sales growth was 9.6%.

Proprietary Products segment organic sales growth was 6.6%. By market unit, third-quarter 2018 Proprietary Products segment sales growth was led by double-digit growth in the Pharma Market Unit. Generics Market Unit organic sales growth was mid-single digits, and Biologics Market Unit organic sales declined mid-single digits. Biologics sales were impacted by a decline in self-injection delivery device sales associated with lower than expected commercial sales of the underlying drug product. Contract-Manufactured Products segment organic sales growth was 20.1%. This growth was driven by continued escalation of demand for diabetes-related diagnostic and drug delivery devices.

Third-quarter 2018 gross profit margin was 31.4%, in line with the same period last year. Proprietary Products segment gross margin increased by 120 basis points, due to higher efficiencies, favorable volume/mix and increased sales prices, partially offset by increased labor costs, unabsorbed overhead from the start-up of our Waterford facility and higher raw material costs. Contract-Manufactured Products segment gross margin declined by 200 basis points mainly due to unabsorbed overhead from plant consolidation activities and start-up costs associated with the expediting of the launch of new programs. We expect margins in that segment to revert to more normal levels going forward.

As of January 1, 2018, the Company adopted new rules for pension accounting. Instead of recognizing pension gains or losses in the “Selling, general and administrative expenses” line on the income statement, these gains or losses are now located “below the line” in nonoperating income. The Company has restated all prior periods to allow year-over-year comparisons with 2018 performance.

Third-quarter 2018 reported operating profit margin was 14.1%, as compared to 15.8% in the same period last year. Excluding restructuring costs and other charges, third-quarter 2018 adjusted operating profit margin was 14.6%. In the third-quarter 2017, the Company had a benefit from reimbursed costs associated with a technology that was subsequently licensed to a third party, which increased other operating income in the period by $9.1 million. Excluding this prior year benefit, third-quarter 2018 adjusted operating profit margin would have expanded by 110 basis points.

For the third-quarter 2018, reported income tax expense was $8.0 million, representing a reported effective tax rate of 13.1%. Tax benefits from stock-based compensation were $7.7 million in the third-quarter 2018, as compared to $4.8 million in the same period last year. This amount was higher-than-expected for the quarter, as prior Company guidance anticipated $9 million for the second-half of 2018. The Company expects the remainder to come in the fourth-quarter 2018. Excluding the impact of tax benefits from stock-based compensation, the reported effective tax rate would have been 25.7%.

Full-Year 2018 Financial Guidance and Long-Term Outlook

The Company is reaffirming its full-year 2018 net sales guidance range of $1.720 billion to $1.730 billion. The Company assumes an expected translation exchange rate of $1.15 per euro for the remainder of the year.

The Company is also reaffirming its full-year 2018 adjusted-diluted EPS guidance to be in a range of between $2.80 to $2.90. The lower end of the guidance range reflects the Company’s expected performance and approximately $1 million of tax benefits from stock-based compensation in the fourth-quarter of 2018.

The Company is revising its full-year 2018 capital spending guidance. The new range is expected to be in a range of between $110 million and $120 million, which is below the prior range of between $120 million and $130 million.

For 2019 and beyond, the Company reiterates its long-term financial construct and expectations for above-market sales growth with expanding gross and operating profit margins. As has been its practice, the Company will provide full-year 2019 guidance on its Q4 2018 conference call.

Third-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 8341499.

A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, November 1, 2018, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 8341499.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “expect,” “expected,” “successfully executing,” “expanding,” “revising,” “reaffirming,” “continues,” “assumes,” “reiterate,” “remain,” “expediting,” “reflects” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

This press release and the preceding discussion of the Company’s results, financial guidance, and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency (organic sales growth)

•	Adjusted operating profit

•	Adjusted operating profit margin

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted-diluted EPS

The Company believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. The Company’s executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to its segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

The Company’s executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. To compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. The Company urges investors and potential investors to review the reconciliations of its Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. In calculating adjusted operating profit, adjusted operating profit margin, adjusted income tax expense, adjusted net income and adjusted-diluted EPS, the Company excludes the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically-identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted income tax expense, adjusted net income, and adjusted-diluted EPS for the three and nine months presented in the accompanying tables:
Restructuring and related charges - During the three months ended September 30, 2018, the Company recorded $1.2 million in restructuring and related charges, consisting of $0.1 million for severance charges, $0.4 million for non-cash asset write-downs, and $0.7 million for other charges. During the nine months ended September 30, 2018, the Company recorded $6.7 million in restructuring and related charges, consisting of $3.4 million for severance charges, $0.8 million for non-cash asset write-downs, and $2.5 million for other charges. The plan will require restructuring and related charges in the range of $8.0 million to $13.0 million and capital expenditures in the range of $9.0 million to $14.0 million. Once fully completed, we expect that the plan will provide the Company with annualized savings in the range of $17.0 million to $22.0 million.
Tax law changes - During the three and nine months ended September 30, 2018, the Company recorded a net tax charge of $0.4 million and a net tax benefit of $4.1 million, respectively, to adjust its estimated impact of the Tax Cuts and Jobs Act (“2017 Tax Act”). During the three and twelve months ended December 31, 2017, the Company had recorded a provisional charge for the estimated impact of the 2017 Tax Act, based upon its then-current understanding of the 2017 Tax Act and the guidance available at the time. The Company will continue to actively monitor the developments relating to the 2017 Tax Act and will adjust its estimate as necessary during the one-year measurement period.
Argentina currency devaluation - During the three and nine months ended September 30, 2018, the Company recorded a charge of $1.1 million related to the classification of Argentina’s economy as highly inflationary under U.S. GAAP as of July 1, 2018.

Venezuela deconsolidation - During the nine months ended September 30, 2017, as a result of the continued deterioration of conditions in Venezuela, as well as its continued reduced access to U.S. dollar settlement controlled by the Venezuelan government, the Company recorded a charge of $11.1 million related to the deconsolidation of its Venezuelan subsidiary, following its determination that it no longer met the GAAP criteria for control of that subsidiary. As of April 1, 2017, the Company’s consolidated financial statements exclude the results of its Venezuelan subsidiary.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
Net sales	$431.7	100%	$398.2	100%	$1,294.9	100%	$1,183.5	100%
Cost of goods and services sold	296.1	69	273.1	68	882.7	68	799.2	68
Gross profit	135.6	31	125.1	32	412.2	32	384.3	32
Research and development	10.1	2	9.1	2	30.5	2	29.4	2
Selling, general and administrative expenses	64.9	15	62.6	16	203.2	16	186.4	16
Other (income) expense, net	(0.2)	—	(9.5)	(2)	4.0	—	3.1	—
Operating profit	60.8	14	62.9	16	174.5	14	165.4	14
Interest expense, net	1.5	—	1.1	—	4.7	—	4.8	—
Other nonoperating income	(1.8)	—	(1.1)	—	(5.1)	—	(2.5)	—
Income before income taxes	61.1	14	62.9	16	174.9	14	163.1	14
Income tax expense	8.0	2	14.0	4	26.5	2	19.1	2
Equity in net income of affiliated companies	(2.1)	1	(2.1)	1	(6.5)	—	(6.7)	1
Net income	$55.2	13%	$51.0	13%	$154.9	12%	$150.7	13%

Net income per share:
Basic	$0.75		$0.69		$2.10		$2.04
Diluted	$0.73		$0.67		$2.05		$1.99

Average common shares outstanding	73.9		74.2		73.9		73.8
Average shares assuming dilution	75.7		75.9		75.4		75.8

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales:	2018	2017	2018	2017
Proprietary Products	$325.2	$308.9	$997.4	$930.5
Contract-Manufactured Products	106.7	89.3	297.7	253.3
Eliminations	(0.2)	—	(0.2)	(0.3)
Consolidated Total	$431.7	$398.2	$1,294.9	$1,183.5

Operating Profit (Loss):
Proprietary Products	$68.2	$67.5	$202.7	$189.3
Contract-Manufactured Products	11.2	10.8	29.7	30.1
U.S. pension expense	(2.3)	(2.2)	(7.0)	(6.8)
Stock-based compensation expense	(5.3)	(4.6)	(14.7)	(13.6)
General corporate costs	(8.7)	(8.6)	(28.4)	(22.5)
Adjusted Operating Profit	$63.1	$62.9	$182.3	$176.5
Adjusted Operating Profit Margin	14.6%	15.8%	14.1%	14.9%

Restructuring and related charges	(1.2)	—	(6.7)	—
Argentina devaluation	(1.1)	—	(1.1)	—
Venezuela deconsolidation	—	—	—	(11.1)
Reported Operating Profit	$60.8	$62.9	$174.5	$165.4
Reported Operating Profit Margin	14.1%	15.8%	13.5%	14.0%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three Months Ended September 30, 2018	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$60.8	$8.0	$55.2	$0.73
Restructuring and related charges	1.2	0.3	0.9	0.01
Argentina devaluation	1.1	—	1.1	0.02
Tax law changes	—	(0.4)	0.4	—
Adjusted (Non-GAAP)	$63.1	$7.9	$57.6	$0.76

Nine Months Ended September 30, 2018	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$174.5	$26.5	$154.9	$2.05
Restructuring and related charges	6.7	1.5	5.2	0.07
Argentina devaluation	1.1	—	1.1	0.02
Tax law changes	—	4.1	(4.1)	(0.06)
Adjusted (Non-GAAP)	$182.3	$32.1	$157.1	$2.08

Nine Months Ended September 30, 2017	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$165.5	$19.1	$150.7	$1.99
Venezuela deconsolidation	11.1	—	11.1	0.15
Adjusted (Non-GAAP)	$176.6	$19.1	$161.8	$2.14

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three Months Ended September 30, 2018	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$325.2	$106.7	$(0.2)	$431.7
Effect of changes in currency translation rates	4.3	0.5	—	4.8
Net sales at constant currency (Non-GAAP)(1)	$329.5	$107.2	$(0.2)	$436.5

Nine Months Ended September 30, 2018	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$997.4	$297.7	$(0.2)	$1,294.9
Effect of changes in currency translation rates	(30.5)	(6.0)	—	(36.5)
Net sales at constant currency (Non-GAAP)(1)	$966.9	$291.7	$(0.2)	$1,258.4

(1) Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

Reconciliation of Reported-Diluted EPS Guidance to Adjusted-Diluted EPS Guidance

Full-Year 2018 Guidance (2) (3)
Reported-diluted EPS guidance	$2.71 to $2.86
Restructuring and related charges	0.08 to 0.13
Argentina devaluation	0.02
Tax law changes	(0.06)
Adjusted-diluted EPS guidance	$2.80 to $2.90

(2) See “Full-Year 2018 Financial Guidance and Long-Term Outlook” and “Non-GAAP Financial Measures” in today’s press release for additional information regarding adjusted-diluted EPS.
(3) Guidance includes various currency exchange rate assumptions, most significantly the euro at $1.15 for the remainder of 2018. Actual results will vary as a result of exchange rate variability.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Nine Months Ended September 30,
	2018	2017
Depreciation and amortization	$78.1	$71.8
Operating cash flow	$215.4	$181.8
Capital expenditures	$74.7	$101.3

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of September 30, 2018	As of December 31, 2017
Cash and cash equivalents	$297.3	$235.9
Debt	$196.2	$197.0
Equity	$1,351.8	$1,279.9
Working capital	$561.3	$464.0

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise. Daikyo® Crystal Zenith® and Daikyo® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.